Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
STONE ENERGY CORPORATION

Stone Energy Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify, in accordance with Section 242 of the Delaware General Corporation Law:
1. The first sentence of Article FOURTH shall be, and it hereby is, amended in its entirety to read as follows:
“FOURTH: The total number of shares of capital stock of the corporation shall be 35,000,000, which shall consist of 5,000,000 shares of Preferred Stock, par value of $.01 per share, and 30,000,000 shares of Common Stock, par value of $.01 per share.”
2. Article FOURTH shall be, and it hereby is, amended to add the following immediately after the first sentence of Article FOURTH:
“Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), a one-for-ten reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each ten shares of Common Stock outstanding and held of record by each stockholder of the Corporation (or held in treasury) immediately prior to the Effective Time shall, automatically and without any action by the holder thereof, be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share on the trading day immediately preceding the Effective Time as reported by the NYSE (as adjusted to give effect to the Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Common Stock in book-entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock as set forth above).”
3. The foregoing amendments were duly adopted, in accordance with Section 242 of the Delaware General Corporation Law.
4. This Certificate of Amendment shall be effective at 4:01 p.m., Eastern time, on June 10, 2016.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on this 10th day of June, 2016.

STONE ENERGY CORPORATION

By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert Senior Vice President, General Counsel and Secretary